Exhibit 99.1

Schick Technologies Reports Results of Voting at Special Shareholders Meeting

•	Shareholders Approve Merger With Sirona Dental Systems

Long Island City, NY, June 14, 2006 -- Schick Technologies, Inc. (NASDAQ: SCHK) announced that its stockholders, voting at a special meeting held today, approved all three proposals relating to the merger with Sirona Dental Systems, including approval of the Exchange Agreement; approval of an amendment to Schick’s Amended Certificate of Incorporation; and approval of an amendment to Schick’s 1996 Employee Stock Option Plan.

The Closing

The Company anticipates that the closing of the merger will take place on Tuesday, June 20, 2006. Effective June 21, 2006, the Company’s name will change to Sirona Dental Systems, Inc. and its common stock will continue to trade on the Nasdaq National Market, under a new ticker symbol, “SIRO.”

Special Cash Dividend

The Company expects to pay the previously-announced special cash dividend of $2.50 per share of Common Stock on or about June 22, 2006. The dividend will be paid to the Company's shareholders of record as of the close of business on June 19, 2006. The ex-dividend date is June 15, 2006.

About Schick

SCHICK, an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental market. Schick’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices. Schick’s headquarters are located in Long Island City, New York. Visit http://www.Schicktech.com for more information about Schick and its products.

About Sirona

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CEREC CAD/CAM restoration equipment, digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. Sirona is committed to creating and supporting the most advanced dental technologies in the marketplace. Sirona's worldwide headquarters are located in Bensheim, Germany, with U.S. offices in Charlotte, North Carolina. Sirona recently completed a management buyout with Madison Dearborn Partners, LLC and Beecken Petty O’Keefe and Company, two leading Chicago-based private equity firms. Visit http://www.Sirona.com for more information about Sirona and its products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Words such as "intend," "may," "believe," "will," "expect," "anticipate" and other similar statements of a forward-looking nature identify forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur and are based on the Company's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include those described from time to time in the Company's public filings with the SEC.

In connection with the proposed transaction, UBS Investment Bank acted as exclusive financial advisor and Dorsey & Whitney LLP acted as legal advisor to Schick. JP Morgan acted as exclusive financial advisor and Kirkland & Ellis LLP acted as legal advisor to Sirona.

Contact: Kevin McGrath, Cameron Associates, 212-245-4577

Kevin@cameronassoc.com